UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OfficeMax Incorporated
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April 27, 2005

Dear OfficeMax Shareholder,

I am pleased to have this opportunity to introduce myself as the new President and Chief Executive Officer of OfficeMax Incorporated and to share with you my perspective on the company.  I am excited about the opportunities I see for OfficeMax to deliver value for all shareholders and I look forward to guiding the company as we work to achieve its full potential.

Before accepting my new position, I considered the prospects for OfficeMax as it seeks to continue to pursue a path to provide value to all shareholders.  I am excited about the company’s competitive advantages, which I believe will enable us to achieve our goals.

This is a company with a highly recognized and trusted brand, competitive scale, and a multi-channel approach to the customer.

OfficeMax is a leader in both the retail superstore and contract stationer channels, and provides excellent service, high-quality products, time savings and value.  With over $8 billion in sales, more than 40,000 associates, over 900 superstores, 25,000 products and a range of business services, OfficeMax is qualified to meet the needs of enterprise-level organizations, mid-size and small businesses, and individual customers.  This is the value that the OfficeMax Board of Directors identified in acquiring the OfficeMax retail business in December 2003.

I believe there is enormous value in OfficeMax’s integrated business model.  The key is execution.  The company has already made progress on the fundamentals.  As a 30-year veteran of the retail business, I believe I have the right combination of perspective, skills and experience necessary to capitalize fully on these exceptional assets and accelerate the implementation of the OfficeMax business model.

Most recently, I served as president and chief executive officer of Shopko Stores, Inc., a general merchandise retailer with more than 360 stores generating annual sales exceeding $3 billion.  Prior to leading Shopko, from 2001 to 2002 I served as president of Fred Meyer, Inc., a division of The Kroger Co., one of the nation’s largest grocery retailers, with fiscal 2004 sales of more than $56 billion.

I began my career in 1969 as a courtesy clerk at an Albertson’s supermarket in Southern California, and was promoted to positions of increasing responsibility until being named director of operations of Albertson’s in 1992.  My background in supermarkets brings with it a relentless focus on margins and cost discipline that will serve us all well at OfficeMax.  I have already begun to immerse myself in the business, looking at both costs and sales drivers as we focus on generating profitable sales growth and delivering value for our shareholders, customers and employees.

I am pleased to report that we have resolved a potential proxy contest.  One of our shareholders, who had proposed a candidate for election to our Board of Directors and threatened to solicit proxies in favor of that candidate, has withdrawn its nomination based on our stated willingness to appoint an additional independent director to the Board at the end of June and to give active consideration in good faith to a candidate or candidates proposed by this shareholder.  This resolution will enable us to continue to focus our full attention on the company’s business, our customers, and the pursuit of our strategic plan.

For your convenience, enclosed is a duplicate proxy card relating to our upcoming 2005 Annual Meeting of Shareholders to be held May 9, 2005.  If you have not yet voted, you can vote your shares by signing and dating the enclosed proxy card and returning it in the envelope provided.  If you have already voted and do not wish to change your vote, no further action is required.

This is a great time for me to join the OfficeMax team.  I believe we are just at the beginning of a new era in this company’s growth, and I am delighted to be a part of it.  We have a highly qualified, independent Board of Directors, and I am confident that they will keep management focused on building and delivering value for all shareholders.  For my part, I am committed to earning your confidence through performance, and I thank you for your support.

Sincerely,

/s/ Sam K. Duncan

Sam K. Duncan
President and Chief Executive Officer
OfficeMax Incorporated